UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 7, 2008

INDYMAC BANCORP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-08972	95-3983415
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

888 East Walnut Street, Pasadena, California 91101-7211

(Address of Principal Executive Offices)

(800) 669-2300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act.

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐                                    Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 2.02               Results of Operations and Financial Condition.

Given the continued downward trend in home prices and a resulting increase in our forecasted credit losses and the related downward trend in the pricing of all mortgage related assets in the capital markets, especially mortgage-backed securities where we have experienced significant rating agency downgrades this quarter, we expect our loss for the second quarter to be larger than Q1 08, but it is difficult at this time to be more precise given the significant uncertainty surrounding accounting estimates, fair value accounting and other accounting matters.   Please refer to the press release filed herewith as Exhibit 99.1 which is incorporated by reference herein.

Item 2.05               Costs Associated with Exit or Disposal Activities.

                On July 7, 2008, IndyMac Bancorp, Inc. (the “Company”) announced in a press release that it would close its retail and wholesale forward mortgage lending businesses, and no longer accept any new loan submissions or rate locks in its retail and wholesale forward mortgage lending channels.  The above actions will necessitate a reduction in the Company’s workforce from approximately 7,200 to roughly 3,400 or so over the next couple of months.  Please refer to Item 8.01 below, as well as the press release filed herewith as Exhibit 99.1 which is incorporated by reference herein.

                At this time, the Company is not able to make a determination of an estimate of the costs associated with closing these businesses; however, it will file an amended Form 8-K after it makes a determination of an estimate or range of estimates of such costs.

Item 8.01               Other Events.

On July 7, 2008, the Company issued a press release announcing its intention to exit its retail and wholesale mortgage lending business, as a result of the current housing and credit markets.  Pursuant to General Instruction F to the Securities and Exchange Commission’s Current Report on Form 8-K, the press release is attached to this Current Report as Exhibit 99.1 and the information contained therein is incorporated by reference herein.

In light of the current operating environment and related deterioration of the Company’s financial position since the end of the first quarter of 2008, the Company and IndyMac Bank, F.S.B. (the “Bank”) have been working closely with its federal banking regulators.  The Office of Thrift Supervision (“OTS”) has placed certain restrictions on the Bank’s activities and advised the Bank that it is no longer “well capitalized.”  As a result of this reclassification, the Bank is subject to the Federal Deposit Insurance Corporation’s (“FDIC”) brokered deposit regulation.  This regulation prohibits the Bank from accepting brokered deposits, except in compliance with 12 C.F.R. Sec. 337.6(b)(2).   The Company has requested a waiver from the FDIC but has not yet received a waiver from the FDIC.  The Company cannot make any assurances that such a waiver will be granted or what the waiver will require.

The Bank has continued to experience elevated levels of deposit withdrawals since Senator Schumer’s public release of his letters to our regulators and key lending counterparties.  In response, these counterparties have placed certain additional restrictions on the Bank’s borrowings.  As a result, the Company’s current operating liquidity is approximately $1.7 billion.

Additionally, as a result of not being deemed “well capitalized,” the Bank’s borrowing costs and terms from the Federal Reserve Bank, the Federal Home Loan Bank and other financial institutions, as well as the Bank’s premiums to the Deposit Insurance Fund and the Bank’s assessments and application fees paid to the OTS, are expected to increase.

The OTS has placed additional limitations on the operations of the Bank.  The Bank may not pay dividends to the Company without prior OTS approval and its asset growth is restricted in that it may not increase its assets during any quarter in excess of an amount equal to net interest credited on deposit liabilities.  The Bank is required to provide prior notice to the OTS regarding any additions or changes to directors or senior executive officers.  The Bank is operating under restrictions with respect to making certain severance payments. The Bank may not enter into, renew, extend or revise any contract related to compensation or benefits with any director or senior executive officer without the prior written approval of the OTS.  The Bank may not enter into any third-party contracts outside of the normal course of business without the prior written approval of the OTS.

The Company and the Bank will continue to cooperate with their federal regulators to address any regulatory matters.  We expect that the OTS will want to formalize the above as well as potentially other matters in a public document as part of their normal supervisory process.

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Given Indymac’s current financial position and the significant layoffs, Indymac’s Chairman and Chief Executive Officer, Michael W. Perry, has requested that Indymac’s Board of Directors reduce his base salary by 50% and the Board has approved this request to take effect August 1, 2008.  Mr. Perry has the right, when he believes that the company’s financial circumstances have improved, to request that the Board reinstate his salary back to its previous level.  The Board is not expected to unreasonably withhold its support at that time.

Item 9.01               Financial Statements and Exhibits.

(d)                                 Exhibits.

99.1                           Press release, dated July 7, 2008.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDYMAC BANCORP, INC.

By:	/s/ MICHAEL W. PERRY
Michael W. Perry
Chairman of the Board of Directors and Chief Executive Officer

Date: July 7, 2008